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EXHIBIT 99.1

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES REFORM ACT OF 1995

        Tanning Technology Corporation ("Tanning" or the "Company") cautions readers that the important factors set forth below, as well as factors discussed in other documents filed by the Company with the Securities and Exchange Commission (the "SEC"), among others, could cause the Company's actual results to differ materially from forward looking statements contained in this report, future filings by the Company with the SEC, the Company's press releases and oral statements made by or on behalf of the Company. The words "estimate," "project," "anticipate," "expect," "intend," "believe," "target" and similar expressions are intended to identify forward looking statements.

The merger transaction we are pursuing may result in, among other things, increased expenses, difficulties in integrating into the acquiring company, interference with relationships with clients or business partners, and diversion of management's attention

        Tanning has entered into a definitive merger agreement pursuant to which Tiger Holding Corporation, a subsidiary of Platinum Equity, LLC, has agreed to acquire all outstanding shares of Tanning for $24 million in cash. The transaction is subject to the approval of Tanning stockholders and other customary closing conditions, and while it is expected to close within 60-90 days, we cannot assure you that the transaction will be consummated within that period, or at all.

        Some of the risks that we may encounter include:

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  the costs associated with the transaction if it is abandoned before completion;

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  expenses, delays and difficulties of integrating our company into an acquirer's organization;

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  diversion of management's attention during this process;

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  difficulties retaining or replacing key employees who leave because of the transaction; and

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  impact on our financial condition due to delays in closing the transaction.

If realized, any of these risks could have a material adverse effect on our business, financial condition and results of operations.

Failure to complete the merger could adversely affect our business and stock price

        If the merger is not completed, including, without limitation, because of the purported class action lawsuit filed in the Court of Chancery of the State of Delaware on April 23, 2003, we may be subject to a number of material risks, including the following:

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  the price of our common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed;

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  if the merger agreement is terminated under certain circumstances, we will be required to pay Tiger Holding a $375,000 termination fee; and

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  costs related to the merger, including, without limitation, legal, certain financial advisory and financial printing fees must be paid even if the merger is not completed.

Furthermore, if the merger agreement is terminated and our board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find another party willing to agree to equivalent or more attractive terms than those that have been negotiated for in the merger agreement.

We have experienced, and may in the future experience, a decline in our service revenues, which has and will continue to negatively impact our financial results

        Our service revenues for the quarter ended March 31, 2003 increased $1.3 million, or 64%, to $3.3 million compared to our service revenues for the quarter ended March 31, 2002. There has been a broad-based general economic slowdown in which clients have significantly tightened technology budgets. In addition, the current Severe Acute Respiratory Syndrome (SARS) crisis may further negatively impact the financial condition and operating results of our clients in the travel and transportation industry, making it increasingly difficult for them to spend money on our services. In addition, we are experiencing increased competitive pressure from traditional management consulting, information technology services and other competitors, and a lack of urgency by companies to immediately fund IT projects. We have made changes in our solution offerings and sales and marketing approach in order to respond to these industry and business dynamics, but there can be no assurance that our actions will be successful.

        Our ability to generate service revenues will be adversely affected if we are unable to attract business from new clients and maintain and expand business from our existing clients. In addition to variations in demand for information technology services and in economic conditions generally, factors that affect our ability to sell our services include the attractiveness and perceived value of our service offerings and our reputation for quality and reliability. Our operating results and financial condition may also be adversely affected by difficulties we may encounter in collecting our accounts receivable and pricing pressure we may experience during an economic downturn. Many of these factors are beyond our control, and we may not be successful in our efforts to create, market, sell, and deliver services and solutions that are attractive to potential clients. These factors have materially and adversely affected our business in recent periods. To the extent these factors continue to adversely affect demand for our services, our business will suffer.

If we are unable to effectively manage cost and resource levels, our financial performance will be adversely affected

        The revenue in our business is difficult to predict, particularly in current economic conditions, and our expenses are in large part comprised of compensation and facilities rent, which can be difficult to change on short notice. Our management must effectively balance our need to control costs with our need to respond timely to client demands. Any failure to effectively manage cost and resource levels will adversely affect our business. During the second quarter of 2001, we implemented a plan to realign our European staffing profile to more closely follow the strategic model being employed in North America, resulting in workforce reduction of 16 employees in our European operation. As a result of the decline in demand for our services, during the third quarter of 2001, we executed cost control measures in our North American operation, resulting in a workforce reduction of 37 employees, as well as certain office closures. During the fourth quarter of 2001, we commenced the closure of our European facilities, which resulted in a total workforce reduction of 70 employees. During January 2002, we executed additional cost control measures in our North American and Indian operations, resulting in a workforce reduction of 98 employees, as well as certain office closures. During August 2002, we executed additional cost control measures in our North American operations, resulting in a workforce reduction of 32 employees, as well as additional office closures. We continue to evaluate our business and the skill sets of our employees, balancing resources and costs. We may be required to take further actions to reduce expenses if our service revenues continue to be insufficient to support our cost structure. In addition, our ability to generate service revenues will be impaired to the extent we have reduced our professional services resources and our core services support functions. If demand for our services increases in the future, we may not be able to expand our operations, including hiring additional employees, to meet this demand in a timely fashion or at all. If we cannot increase our service revenues in future periods, our financial results will suffer. We can give no assurances that these measures, or any additional cost-cutting steps taken, will be sufficient to return our operations to profitability for any future periods.

We may continue to incur losses

        Since the fourth quarter of fiscal 2000, we have incurred losses. We incurred cumulative net losses of $58.1 million from the fiscal quarter ended December 31, 2000 through the fiscal quarter ended March 31, 2003. We may continue to incur losses in the future. Even if we do achieve profitability, we cannot assure you that we will be able to sustain or improve upon it on a quarterly or annual basis for future periods.

Our solutions and service offerings may not be successful and we may lose opportunities to generate business

        We have refocused our solution and service offerings to center on our Powering Performance family of solutions. Successful execution of our business plan relating to our solutions and service offerings will require:

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  successfully marketing and delivering these offerings; and

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  attracting, integrating and retaining talented personnel with the requisite technical and business skills.

        Failure to successfully implement these solutions and service offerings on a timely basis could cause us to lose opportunities for business with both existing and potential clients and lose the benefits of potentially reduced delivery costs. We cannot assure you that our solutions and service offerings will be successful.

We depend heavily on our principal clients; a significant reduction in the work we perform for any of them could harm our revenues and earnings

        Our five largest customers accounted for 97% and 98% of service revenues during the first quarter of 2003 and 2002, respectively. For fiscal year 2002, our five largest clients accounted for 81% of service revenues. Our five largest customers accounted for 69% and 67% of service revenues during the years 2001 and 2000, respectively. The volume of work performed for our principal clients may not be sustained from year to year or quarter to quarter, and there is a risk that these principal clients may not retain us in the future. Any cancellation, deferral or significant reduction in work performed for these principal clients or a significant number of smaller clients adversely affects our business and could have a material adverse effect on our financial condition and results of operations. Many factors can result in a cancellation, reduction or deferral of services requested by our customers, including budget constraints, perceived project progress, perceived project success or value, industry shifts and consolidation, and economic factors.

Our failure to meet client expectations or deliver error-free services could result in losses and negative publicity

        Our client engagements involve IT applications and development processes that are often critical to our client businesses. Any defects or errors in our work or failure to meet clients' expectations could result in:

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  Delayed or lost revenue due to adverse client reaction;

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  Requirements to refund some or all of the fees paid by a client or to enter into a settlement with a client to accept a lesser amount of fees than we actually billed;

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  Requirements to provide additional services to a client at no charge or for a discount;

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  Negative publicity regarding us and our services, which could adversely affect our ability to attract or retain clients; and

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  Claims for substantial damages against us, regardless of our responsibility for such failure. Our insurance coverage may not be adequate to cover, or may exclude such claims.

        Our contracts generally limit our liability for certain amounts or types of damages that may arise from negligent acts, errors, mistakes or omissions in rendering services to our clients. However, we cannot be sure that these contractual provisions will protect us from liability for damages in the event we are sued. Furthermore, our liability insurance coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more claims, or the insurer may disclaim coverage as to any future claim. The successful assertion of any such claim against us could seriously harm our business, financial condition and operating results.

The loss of our professionals, or the inability to recruit additional professionals, would make it difficult to complete existing projects and bid for new projects, which could cause our business to suffer

        Our business is labor intensive, and our success depends on identifying, hiring, training and retaining experienced, knowledgeable professionals. If a significant number of our current employees or any of our senior management, project managers or senior technical personnel leave, we may be unable to complete or retain existing projects or bid for new projects of similar scope and revenue. This dependence is particularly important to our business because personal relationships are critical to obtaining and maintaining client engagements and maintaining a cohesive culture. In addition, former employees may compete with us in the future.

        In light of our recent restructurings and reductions in headcount, as well as the fact that our employees hold options with exercise prices above the current market price of our common stock, our ability to retain our employees or to recruit and hire new employees may be difficult.

        Even if we retain our current employees, our management would have to recruit talented professionals in order to support any long-term growth. Even if we are able to expand our employee base, the expenditure of resources required to attract and retain these employees may adversely affect our operating margins. We cannot give any assurances that we will be able to attract a sufficient number of qualified employees in the future, or that we will be successful in motivating and retaining the employees we are able to attract. If we cannot attract, motivate and retain qualified professionals as needed, our business, financial condition and results of operations will suffer.

Our clients may become unable or unwilling to pay us for services performed

        We assume a certain level of credit risk with our clients in order to do business. Conditions affecting any of our clients could cause them to become unable or unwilling to pay us in a timely manner, or at all, for services we have already provided them. In the past we have experienced significant collection delays from some clients, and we cannot predict whether we will experience similar problems in the future. If one or more of our clients fails or refuses to pay us in a timely manner or at all, or if we are unable to collect a number of accounts receivable, it could have a material adverse effect on business, operating results and financial condition. For example, one of our top five clients during 2000 experienced difficulty in raising external financing needed in order to fund its operations and satisfy debts owed to us. As a result, during the fourth quarter of 2000, we wrote off approximately $2.4 million in accounts receivable from this client and were unable to recognize approximately $2.0 million in revenues earned from services provided to this client. In 2001, we engaged in a project with a significant customer for which we were unable to fully recover all invoiced amounts.

We may fail to accurately estimate or manage the time and resources necessary for the performance of our services, which could reduce the profitability of, or result in a loss on, our projects and damage our customer relationships

        We provide services to our clients on a time and materials or a fixed- or capped-fee basis. Fixed-fee, fixed-time arrangements may provide for significant penalties for late delivery. Because we work with complex technologies in compressed timeframes and because we have limited experience in pricing and managing engagements on these terms, it can be difficult to judge the time and resources necessary to complete a project and properly manage delivery within agreed time and cost limitations. Our failure to accurately estimate the time and resources required for a project, or our failure to complete our obligations in a manner consistent with the project plan upon which our fixed-fee or other arrangements are based, could reduce the profitability of, or result in a loss on, our projects if we are required to devote additional resources to project engagements for which we will not receive additional compensation or are assessed penalties, and could damage our customer relationships and our reputation. Even in engagements not contracted on a fixed-fee, fixed-time basis, failure to deliver projects in accordance with client expectations and budgets can impair our ability to collect payment for our services, and damage our customer relationships and our reputation.

Our lack of long term contracts with clients and our clients' ability to terminate projects before completion reduce the predictability of our revenue and could adversely affect our earnings

        Our clients generally retain us on an engagement-by-engagement basis, rather than under long-term contracts. As a result, our revenue is difficult to predict. Because we incur costs based on our expectations of future revenue, our failure to predict our revenue accurately may seriously harm our financial condition and results of operations. Although it is our goal to provide the full range of our IT services to our clients, we are generally retained to design and perform discrete segments of work on an engagement-by-engagement basis. Since large client projects involve multiple engagements or stages, there is a risk that a client may choose not to retain us for additional stages of a project or that the client will cancel or delay additional planned projects. For example, many of our potential Global 1000 customers have recently shown a lack of urgency to pursue large IT initiatives and a number of our clients have recently slowed or stopped altogether the use of our services. In addition, our clients generally may terminate project engagements upon limited notice and without significant penalty. If a client defers, modifies or cancels an engagement or chooses not to retain us for additional phases of a project, we must be able to rapidly re-deploy our employees to other engagements in order to minimize underutilization of employees and the resulting harm to our operating results. Our operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of engagements in progress.

Competition from bigger, more established competitors who have greater financial and technical resources, and from new entrants, could cause us to reduce prices or to lose current or future business opportunities and harm our business, results of operations and ability to grow

        The business areas in which we compete are intensely competitive and subject to rapid technological change. We expect competition to continue and intensify. Our competitors fall into four major categories:

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  large information technology consulting services providers, such as Accenture, IBM IGS, Bearing Point, EDS and CSC;

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  mid-tier information technology services providers, such as Sapient, Cognizant and Infosys;

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  internal information technology departments of current and potential clients; and

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  to a lesser extent, smaller performance engineering technology providers, such as Peakstone Corporation and Performant.

        Many of our competitors have longer operating histories and client relationships, greater financial, technical, marketing and public relations resources, larger client bases, lower cost structures and greater brand or name recognition than we have. Our competitors may be able to respond more quickly to technological developments and changes in clients' needs. As a result, we may not be able to maintain a competitive position against current or future competitors. Our failure to maintain and enhance our competitive position within the market could seriously harm our business, results of operation and financial condition.

        In addition, some clients view the size of a service provider as an important criterion, which may adversely affect our ability to compete for business, particularly in light of our reduction in size in recent quarters. Also, our comparatively small size has placed us, and may continue to place us, at a disadvantage in responding to our competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives. These competitors are often able to offer greater scale and breadth of products and services, which may allow them to significantly discount their services in exchange for revenues in other areas or at later dates. Competitors that offer more standardized or less customized services than we do, or that have significant resource bases in India, may have a substantial cost advantage, which could force us to lower our prices, adversely affecting our operating margins.

        Further, there are low barriers to entry into our business. We do not own any technologies that preclude or inhibit competitors from entering our industry. Existing or future competitors may independently develop and patent or copyright technologies that are superior or substantially similar to our technologies. The costs to develop and provide information technology consulting services are relatively low. Therefore, we expect to continue to face additional competition from new entrants into our industry.

        Current and potential competitors may also have established or may establish cooperative relationships among themselves or with third parties to increase their ability to address customer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

We may be delisted from the Nasdaq Stock Market, which could depress our stock price and have an adverse effect on the trading of our stock

        On October 1, 2002, we received notification from the Nasdaq Stock Market, Inc. that our stock had traded below the $1.00 minimum per share price required for continued listing on the Nasdaq National Market for more than 30 consecutive trading days. On December 31, 2002, we received notification from the Nasdaq that our stock would be delisted because of such deficiency. On January 7, 2003, we submitted a written request to appeal Nasdaq's delisting determination to a Listing Qualifications Panel pursuant to the procedures set forth in the Nasdaq Marketplace Rule 4800 Series. On March 4, 2003 we received notice from the Panel of Nasdaq's determination to grant Tanning a temporary exemption from the $1.00 minimum bid price requirement through June 4, 2003.

        Tanning's common stock will remain listed on the Nasdaq National Market through that date, but to qualify for continued listing, Tanning must demonstrate a closing bid price of at least $1.00 per share on or before June 4 and a closing bid price of at least $1.00 per share for a minimum of ten consecutive trading days thereafter. We cannot assure you that we will be able to achieve or maintain the closing bid price as required. In addition, the Nasdaq Listing Qualifications Panel may, in its discretion, modify or terminate this exception based on developments in the Nasdaq rule-making process or for other reasons.

        If Tanning fails to comply with the minimum bid requirement within the required time frame, its securities may be transferred to the Nasdaq SmallCap Market, if it can demonstrate compliance with all applicable maintenance criteria and an ability to sustain long-term compliance. No assurance can be made that Tanning will be able to comply with the $1.00 minimum bid requirement in the requisite time frames or qualify for and maintain a SmallCap Market listing.

        If we do not meet the continued listing requirements for the Nasdaq SmallCap Market and are not successful in an appeal from any adverse determination, our common stock would be delisted from trading on the Nasdaq SmallCap Market and could trade on the OTC Bulletin Board. The OTC Bulletin Board is a substantially less liquid market than the Nasdaq National Market or SmallCap Market. In addition, the delisting of our common stock from either the Nasdaq National or SmallCap Market may have a material adverse effect on us by, among other things, reducing:

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  the market price of our common stock;

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  the number of institutional and other investors that will consider investing in our common stock;

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  the number of market makers in our common stock;

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  the availability of information concerning the trading prices and volume of our common stock; and

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  the number of broker-dealers willing to execute trades in shares of our common stock.

        If delisted, we cannot assure you when, if ever, our common stock would once again be eligible for listing on either the Nasdaq National Market or SmallCap Market.

Quarter to quarter fluctuations in our revenues and earnings could affect the market price of our common stock

        Our revenues and earnings are volatile and difficult to predict. We have experienced periods of significant growth and significant decline in our revenues and earnings since we became a public company. It is possible that in future periods our operating results will be below the expectations of public market analysts or investors. The market price for our common stock has decreased significantly in the past, and if our future operating results are below the expectations of public market analysts or investors, or for other reasons, the market price of our common stock may decline further.

        Our revenues and earnings may vary significantly from quarter to quarter as a result of a number of factors, including:

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  number, size and scope of client engagements commenced or completed during a quarter;

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  unanticipated project terminations, delays or deferrals;

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  the contractual terms and degree of completion of projects in which we are engaged;

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  the accuracy of estimates of resources required to complete ongoing projects;

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  our ability to manage costs, including personnel costs and support services costs;

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  employee utilization rates;

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  pricing changes in the industry;

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  clients' and analysts' perceptions of the financial stability of our company;

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  costs related to workforce reductions and office closures;

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  failure or delay by clients in paying our invoiced fees and expenses;

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  reductions in demand or difficulties in collection from new or growing businesses whose operations or sources of financing are inadequate; and

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  economic conditions specific to the information technology sector.

        Because a high percentage of our expenses, particularly compensation and facilities rent, are fixed in advance of any particular quarter, any of the factors listed above could cause significant variations in our earnings in any given quarter. Any decline in revenues or earnings or a greater than expected loss for any quarter could materially adversely affect the market price of our common stock. In addition, the market price of our common stock could fluctuate substantially due to future announcements concerning us, our competitors or acquisitions, or changes in earnings estimates or recommendations by analysts.

Lack of detailed written contracts could impair our ability to collect fees, protect our intellectual property and protect ourselves from liability to others

        We try to protect ourselves by entering into detailed written contracts with our clients covering the terms and contingencies of the project engagement. In some cases, however, consistent with what we believe to be industry practice, work is performed for clients on the basis of a limited statement of work or verbal agreements before a detailed written contract can be finalized. To the extent that we fail to have detailed written contracts in place, our ability to collect fees, protect our intellectual property and protect ourselves from liability to others may be impaired, although we believe that our clients are legally obligated to pay for our services even in the absence of written contracts, or on the basis of a limited statement of work.

If we are unable to maintain our reputation and expand our name recognition, we may have difficulty attracting new business and retaining current clients, and our business may suffer

        We believe that establishing and maintaining a good reputation and name recognition are critical for attracting and expanding our client base. If our reputation is damaged or if potential clients are not familiar with us or the services we provide, we may become less competitive or lose our market position. Promotion and enhancement of our name will depend largely on our success in continuing to provide large, complex, integrated information technology solutions. If clients do not perceive our solutions or our delivery approach to be effective or of high quality, our brand name and reputation will suffer. In addition, if solutions we provide have defects, critical business functions of our clients may fail, and we would likely suffer adverse publicity and could suffer economic liability.

The terrorist attacks on the United States have negatively impacted the U.S. economy and may adversely affect our financial performance

        The September 11, 2001 terrorist attacks in New York and Washington have disrupted the U.S. financial markets and have negatively impacted the U.S. economy in general. Any future terrorist attacks, the anticipation of any such attacks, or the consequences of military or other responses to such attacks may have a further adverse impact on the financial markets, economy and our business. These factors have contributed, and may continue to contribute, to downward pressure on stock prices of publicly traded companies, such as our company, in the technology sector in particular. It is likely that such factors will negatively affect, among other things, the financial condition and business plans of current and prospective clients and the demand for our services. In particular, the economic effects of the attacks and potential attacks are likely to cause existing or potential customers to significantly reduce their information technology services spending.

Our international operations, which primarily consist of our Hyderabad, India operations, involve risks relating to difficulties in complying with foreign laws and regulations, staffing difficulties, currency related risks, and seasonal reductions in business activity; these risks could result in increased costs, unanticipated liabilities, operational difficulties and decreases in revenues and earnings

        We had no service revenues from clients outside of North America in the first quarter of 2003 compared to service revenues from our clients outside of North America representing 13% of services revenue for the first quarter of 2002. Service revenues from our clients outside of North America represented 3% of service revenues in 2002, 30% of service revenues in 2001 and 27% of service revenues in 2000. Although our current business includes relatively little revenue from foreign clients, we may expand our business with such clients in the future. Further, our Hyderabad, India operation is a significant part of our service delivery capacity. We may incur significant costs in connection with our international operations. In addition, we have limited experience in marketing, selling and supporting our services in foreign countries. Development of these skills may be more difficult or take longer than we anticipate.

        We also encounter risks in doing business in foreign countries, including:

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  lack of ability to determine the taxation to which we or our employees may be subject in foreign countries, including the failure to evaluate complex payroll tax regulations of foreign countries, which could cause us to underestimate our tax liabilities;

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  difficulties in staffing and managing foreign offices, such as our office in Hyderabad, India, as a result of, among other things, distance and time zone differences;

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  increased costs and staffing delays due to the need to comply with visa or other work permit requirements, which may impair our ability to move personnel between countries and properly staff our projects;

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  the impact of recessions in economies outside the United States;

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  local laws or regulations that may apply to us, such as maximum working hour requirements, overtime laws or other labor or employment restrictions;

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  the fact that the Internet infrastructure in foreign countries may be less advanced than in the United States;

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  to the extent we bill for our services in the functional currency of any foreign clients we may have, any depreciation of such currencies against the dollar would negatively impact our results of operations;

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  restrictions on the import and export of certain sensitive technologies, including data security and encryption technologies that we may use or other local laws or regulations impacting ecommerce, such as privacy and data exchange laws;

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  changes in regulatory requirements which could raise the cost of doing business or even prevent doing business in, or restrict our ability to remove funds or investments from, a country;

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  seasonal reductions in business activity, which may adversely impact our business and results of operations; and

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  longer payment cycles and problems in collecting accounts receivable, which may adversely impact our results of operations due to required allowances for doubtful accounts and increased cost of collection efforts.

        Any of these factors could result in increased costs, unanticipated liabilities, operational difficulties and decreases in revenues and earnings. In particular, our delivery model depends heavily on our office in Hyderabad, India. Any escalation in the political or military instability in India, Pakistan or the surrounding countries could hinder our ability to integrate our Indian operations into our global delivery model, and could result in material adverse effects to our business, financial condition and results of operations. Furthermore, the delivery of our services from remote locations causes us to rely on data, phone, power and other networks that are not as reliable as those in the United States. Any failures of these systems could affect the success of our global delivery model. Remote delivery of our services also increases the complexity and risk of delivering our services, which could affect our ability to satisfy our clients' expectations or perform our services within the estimated timeframe and budget for each project.

We may have difficulty responding to changing technology, industry standards and client preferences, which could cause us to lose existing business and opportunities for new business

        Our success will depend in part on our ability to develop information technology solutions that keep pace with continuing changes in technology, evolving industry standards and changing client preferences. We cannot give any assurances that we will be successful in addressing these developments on a timely basis or at all. Our failure to respond quickly and cost-effectively to new developments could cause us to lose current and potential business opportunities and have a material adverse effect on our business and results of operations.

        In particular, we have derived a significant portion of our service revenues from projects based primarily on:

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  open system technologies, which are standards-based, non-proprietary technologies;

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  multi-tier software architecture, in which the key layers of an application system are separated and optimized independently to improve performance, scalability and reliability;

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  web-based architectures; and

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  electronic commerce, generally.

        These areas are continuing to develop and are subject to rapid change. Any factors negatively affecting the acceptance of information processing systems using client/server and web-based architectures could have a material adverse effect on our business, especially if we are unable to develop skills and replacement technologies for these types of information processing systems.

Misappropriation of our intellectual property could harm our reputation, affect our competitive position and cost us money

        We believe our intellectual property, including our proprietary processes and methodologies, is important to our success and competitive position. If we are unable to protect our intellectual property against unauthorized use by others, our reputation among existing and potential clients could be damaged and our competitive position adversely affected.

        Our strategies to deter misappropriation could be inadequate in light of the following risks:

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  non-recognition of the proprietary nature of or inadequate protection of our methodologies in the United States or foreign countries;

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  undetected misappropriation of our proprietary methodologies;

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  development of similar software, applications or intellectual property by our competitors; and

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  unenforceability of the non-competition and confidentiality agreements entered into by our key employees.

        If any of these risks materialize, we could be required to spend significant amounts to defend our rights and our managerial resources could be diverted. In addition, our proprietary intellectual property may decline in value or our rights to them may not be enforceable.

Others could claim that we infringe on their intellectual property rights, which may result in substantial costs, diversion of resources and management attention and harm to our reputation

        Although we believe that our services, solutions and other intellectual property do not infringe on the intellectual property rights of others, we cannot give any assurances that an infringement claim will be successfully defended. A successful infringement claim against us could materially and adversely affect us in the following ways:

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  we may be liable for damages and litigation costs, including attorneys' fees and our insurance coverage may not be adequate to cover, or may exclude such claims;

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  we may be enjoined from further use of the intellectual property;

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  we may have to license the intellectual property, incurring licensing fees;

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  we may have to develop a non-infringing alternative, which could be costly and delay projects; and

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  we may have to indemnify clients with respect to losses incurred as a result of our infringement of the intellectual property.

        Furthermore, our insurance coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more claims, or the insurer may disclaim coverage as to any future claim. Regardless of the outcome, an infringement claim could result in substantial costs, diversion of resources and management attention, clients' termination of project engagements and harm to our reputation.

Our business and our client relationships may suffer if we have disputes over our right to resell or reuse intellectual property developed for specific clients

        A portion of our business involves the development of software applications and other intellectual property for specific client engagements. Ownership of client-specific software and intellectual property is generally retained by the client, although we retain ownership rights to some of the applications, processes, methodologies and other intellectual property developed in connection with client engagements and associated with our solutions. Issues relating to the rights to intellectual property can be complicated. We cannot give any assurances that disputes will not arise that affect our ability to resell or reuse such applications, processes, methodologies and other intellectual property, damage our relationships with our clients, divert our management's attention or have a material adverse effect on our business, financial condition and results of operations.

Our corporate governance provisions may deter a financially attractive takeover attempt

        Provisions of our certificate of incorporation and by-laws may discourage, delay or prevent a merger or acquisition that stockholders may consider more favorable than the Platinum Equity, LLC acquisition, including a transaction in which stockholders would receive additional premium for their shares. These provisions include the following:

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  any action that may be taken by stockholders must be taken at an annual or special meeting and may not be taken by written consent;

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  stockholders must comply with advance notice requirements before raising a matter at a meeting of stockholders or nominating a director for election;

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  the Board of Directors, the Chairman of the Board or the President are the only persons who may call a special meeting of stockholders;

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  our Board of Directors is staggered into three classes and the members may be removed only for cause upon the affirmative vote of holders of at least two-thirds of the shares entitled to vote; and

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  our Board of Directors has the authority, without further action by the stockholders, to fix the rights and preferences of and issue shares of preferred stock.

        Provisions of Delaware law may also discourage, delay or prevent someone from acquiring us or merging with us.

Certain of our insiders have significant voting power and may effectively control the outcome of any stockholder vote; certain of these insiders have signed a voting agreement committing to vote in favor of the Platinum Equity, LLC merger

        Larry G. Tanning, our Chairman of the Board, and AEA Tanning Investors Inc., together with their respective affiliates, hold approximately 42% of the outstanding shares of our common stock and are parties to an agreement under which they have agreed to vote in favor of the Platinum Equity, LLC merger, subject to certain limitations. As a result of their voting power, they are able to significantly influence the likelihood that the transaction will be consummated. Moreover, stockholders serving as directors or executive officers of our company, together with entities affiliated with them, own approximately 45% of our common stock. As a result, they have the ability to substantially influence, and may effectively control the outcome of corporate actions requiring stockholder approval, including the Platinum merger.

Our business may suffer if growth in the use of the Internet declines

        Because Internet technologies are central to many of our solutions, our business depends upon continued growth in the use of the Internet by our clients, prospective clients and their customers and suppliers. Capacity constraints caused by growth in Internet usage may, unless resolved, impede further growth in Internet use. If the number of users on the Internet does not increase and commerce over the Internet does not become more accepted and widespread, demand for our services may decrease and our business and results of operations could suffer. Factors which may affect Internet usage or electronic commerce adoption include:

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  actual or perceived lack of security of information;

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  lack of access and ease of use;

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  congestion of Internet traffic or other usage delays;

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  inconsistent quality of service;

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  increases in access costs to the Internet;

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  excessive government regulation;

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  uncertainty regarding intellectual property ownership;

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  reluctance to adopt new business methods;

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  costs associated with the obsolescence of existing infrastructure; and

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  economic viability of the Internet commerce model.

Government regulation and legal uncertainties relating to the Internet could result in decreased demand for our services, increased costs, or otherwise harm our business

        Increased regulation of the Internet might slow the growth in use of the Internet, which could decrease demand for our services, increase our cost of doing business or otherwise harm our business. Congress, federal regulatory agencies and the states have recently passed legislation or taken other actions regulating certain aspects of the Internet, including:

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  on-line content;

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  interaction with children;

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  copyright infringement;

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  user privacy;

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  taxation;

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  access charges;

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  liability for third-party activities;

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  transmission of sexually explicit material;

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  defamation;

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  consumer protection; and

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  jurisdiction.

        Foreign governments have also taken actions to regulate aspects of the Internet, including user privacy and on-line content. In addition, federal, state and local governmental organizations as well as foreign governments are considering other legislative and regulatory proposals that would regulate these and other aspects of the Internet. We do not know how courts will interpret laws governing the Internet or the extent to which they will apply existing laws to the Internet. Therefore, we are not certain how existing or future laws governing the Internet or applied to the Internet will affect our business.

QuickLinks

  EXHIBIT 99.1